UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                          SCHEDULE 13G
            Under the Securities Exchange Act of 1934
                     (Amendment No. ___)

                    CHINA VOICE HOLDING CORP.
------------------------------------------------------------------
                        (Name of Issuer)

                 Common Stock, Par Value $0.001
------------------------------------------------------------------
                 (Title of Class of Securities)

                          16946A 10 0
------------------------------------------------------------------
                         (CUSIP Number)

                       December 29, 2008
------------------------------------------------------------------
     (Date of Event Which Requires Filing of this Statement)


      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [   ]          Rule 13d-1(b)
     [ X ]          Rule 13d-1(c)
     [   ]          Rule 13d-1(d)


     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                           Schedule 13G

CUSIP NO. 16946A 10 0                          Page 2 of 11 Pages


(1)  NAME OF REPORTING PERSONS

     Hin Hiong Khoo
-----------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                    (a)  [ X ]
     MEMBER OF A GROUP*                                (b)  [   ]
-----------------------------------------------------------------

(3)  SEC USE ONLY

-----------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
-----------------------------------------------------------------
 Number of Shares

   Beneficially          (5)  Sole Voting Power
                                  -0-
-----------------------------------------------------------------
 Owned by Each           (6)  Shared Voting Power
                                  10,663,000
-----------------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power
                                  -0-
-----------------------------------------------------------------
      With:              (8)  Shared Dispositive Power
                                  10,663,000
-----------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
     BY EACH REPORTING PERSON

          10,663,000 shares of Common Stock
-----------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN
     ROW (9) EXCLUDES CERTAIN SHARES*

           [   ]
-----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY
     AMOUNT IN ROW (9)

           6.62%
-----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

           IN
-----------------------------------------------------------------

                           Schedule 13G

CUSIP NO. 16946A 10 0                          Page 3 of 11 Pages


(1)  NAME OF REPORTING PERSONS

     International Christian Mission, Inc.
-----------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                    (a)  [ X ]
     MEMBER OF A GROUP*                                (b)  [   ]

-----------------------------------------------------------------
(3)  SEC USE ONLY

-----------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas
-----------------------------------------------------------------
 Number of Shares

   Beneficially          (5)  Sole Voting Power
                                  900,000
-----------------------------------------------------------------
 Owned by Each           (6)  Shared Voting Power
                                  -0-
-----------------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power
                                  900,000
-----------------------------------------------------------------
      With:              (8)  Shared Dispositive Power
                                  -0-
-----------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
     BY EACH REPORTING PERSON

          900,000 shares of Common Stock
-----------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN
     ROW (9) EXCLUDES CERTAIN SHARES*

           [   ]
-----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY
     AMOUNT IN ROW (9)

           0.56%
-----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

           CO
-----------------------------------------------------------------

                           Schedule 13G

CUSIP NO. 16946A 10 0                          Page 4 of 11 Pages


(1)  NAME OF REPORTING PERSONS

     Nations Corp. Ltd.
-----------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                    (a)  [ X ]
     MEMBER OF A GROUP*                                (b)  [   ]
-----------------------------------------------------------------

(3)  SEC USE ONLY

-----------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

         Samoa
-----------------------------------------------------------------
 Number of Shares

   Beneficially          (5)  Sole Voting Power
                                  8,060,000
-----------------------------------------------------------------
 Owned by Each           (6)  Shared Voting Power
                                  -0-
-----------------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power
                                  8,060,000
-----------------------------------------------------------------
      With:              (8)  Shared Dispositive Power
                                  -0-
-----------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
     BY EACH REPORTING PERSON

          8,060,000 shares of Common Stock
-----------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN
     ROW (9) EXCLUDES CERTAIN SHARES*

           [   ]
-----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY
     AMOUNT IN ROW (9)

           5.00%
-----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

           CO
-----------------------------------------------------------------

                           Schedule 13G

CUSIP NO. 16946A 10 0                          Page 5 of 11 Pages


(1)  NAME OF REPORTING PERSONS

     Nutrapharm Pte. Ltd.
-----------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                    (a)  [ X ]
     MEMBER OF A GROUP*                                (b)  [   ]
-----------------------------------------------------------------

(3)  SEC USE ONLY

-----------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

         Singapore
-----------------------------------------------------------------
 Number of Shares

   Beneficially          (5)  Sole Voting Power
                                  1,703,000
-----------------------------------------------------------------
 Owned by Each           (6)  Shared Voting Power
                                  -0-
-----------------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power
                                  1,703,000
-----------------------------------------------------------------
      With:              (8)  Shared Dispositive Power
                                  -0-
-----------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
     BY EACH REPORTING PERSON

          1,703,000 shares of Common Stock
-----------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN
     ROW (9) EXCLUDES CERTAIN SHARES*

           [   ]
-----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY
     AMOUNT IN ROW (9)

           1.06%
-----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

           CO
-----------------------------------------------------------------

Item 1.

       (a)  Name of Issuer:

            CHINA VOICE HOLDING CORP. (the "Issuer")

       (b)  Address of Issuer's Principal Executive Offices:

            327 Plaza Real, Suite 319
            Boca Raton, Florida 33432

Item 2(a)  Name of person filing:

           Pursuant to Rule 13d-1(k)(1) promulgated under the Act,
           this Statement on Schedule 13G (the "Statement") is filed jointly by Hin Hiong Khoo ("Khoo"), International Christian Mission, Inc. ("ICM"), Nations Corp. Ltd. ("Nations Corp.") and Nutrapharm Pte. Ltd. ("Nutrapharm"). Khoo, ICM, Nations Corp. and Nutrapharm are collectively referred to herein as the "Reporting Persons." The Reporting Persons have executed a Joint Filing Agreement with respect to the filing of this Statement, a copy of which is attached hereto as Exhibit A.
                                                            ----------

Item 2(b)  Address of principal business office or, if none, residence:

           Khoo:
           ----

	   The principal business office of Khoo is:

           126A Rangoon Rd.
           Singapore, Singapore 218404

           ICM:
           ---

           The principal business office of ICM is:

           17300 N. Dallas Parkway, Suite 2040
           Dallas, Texas 75248

           Nations Corp.:
           -------------

           The principal business office of Nations Corp. is:

           Offshore Chambers, P.O. Box 217
           Apia, Samoa

           Nutrapharm:
           ----------

           The principal business office of Nutrapharm is:

           126A Rangoon Rd.
           Singapore, Singapore 218404

Item 2(c)  Citizenship.

           Khoo is a citizen of the United States of America.
           ICM is a corporation formed and existing under the laws of the State of Texas. Nations Corp. is a corporation formed and existing under the laws of Samoa. Nutrapharm is a corporation formed and existing under the laws of Singapore.

Item 2(d)  Title of Class of Securities:

           Common Stock, $0.001 par value per share, of the Issuer.

Item 2(e)  CUSIP Number:

           16946A 10 0

Item 3.    Not applicable


Item 4.   Ownership:

          As of the date of this Statement, the Reporting Persons' beneficial ownership is as follows:

          Khoo:
          ----

          (a)  Amount beneficially owned:  10,663,000 shares of Common Stock

          (b)  Percent of class:  6.62%

          (c)  Number of shares as to which the person has:

               (i)  Sole power to vote or to direct the vote of 0 shares.

               (ii) Shared power to vote or to direct the vote of 10,663,000 shares.

              (iii) Sole power to dispose or to direct the disposition
                     of 0 shares.

               (iv) Shared power to dispose or to direct the
                    disposition of 10,663,000 shares.


          ICM:
          ---

          (a)  Amount beneficially owned:  900,000 shares of Common Stock

          (b)  Percent of class:  0.56%

          (c)  Number of shares as to which the person has:

               (i)  Sole power to vote or to direct the vote of 900,000 shares.

               (ii) Shared power to vote or to direct the vote of 0 shares.

              (iii) Sole power to dispose or to direct the disposition
                     of 900,000 shares.

               (iv) Shared power to dispose or to direct the
                    disposition of 0 shares.


          Nations Corp.:
          -------------

          (a)  Amount beneficially owned:  8,060,000 shares of Common Stock

          (b)  Percent of class:  5.00%

          (c)  Number of shares as to which the person has:

               (i) Sole power to vote or to direct the vote of 8,060,000 shares.

               (ii) Shared power to vote or to direct the vote of 0 shares.

              (iii) Sole power to dispose or to direct the disposition
                    of 8,060,000 shares.

               (iv) shared power to dispose or to direct the
                    disposition of 0 shares.


          Nutrapharm:
          ----------

          (a)  Amount beneficially owned:  1,703,000 shares of Common Stock

          (b)  Percent of class:  1.06%

          (c)  Number of shares as to which the person has:

               (i) Sole power to vote or to direct the vote of 1,703,000 shares.

               (ii) Shared power to vote or to direct the vote of 0 shares.

              (iii) Sole power to dispose or to direct the disposition
                    of 1,703,000 shares.

               (iv) shared power to dispose or to direct the
                    disposition of 0 shares.


Item 5.   Ownership of Five Percent or Less of a Class

          Not applicable

Item 6.   Ownership of More Than Five Percent on Behalf of Another
          Person

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On By the Parent
          Holding Company

          Not applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.


Item 9.   Notice of Dissolution of Group

          Not applicable.

Item 10.  Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                    [Signature page follows]

                            SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 30, 2008

                              /s/ HIN HIONG KHOO
                              ----------------------------------
                              Hin Hiong Khoo


                              INTERNATIONAL CHRISTIAN MISSION INC.


                              By:  /s/ HIN HIONG KHOO
                                 -------------------------------
                              Name:  Hin Hiong Khoo
                                   -----------------------------
                              Title:  Director
                                    ----------------------------


                              NATIONS CORP. LTD.


                              By:  /s/ HIN HIONG KHOO
                                 -------------------------------
                              Name:  Hin Hiong Khoo
                                   -----------------------------
                              Title:  Director
                                    ----------------------------

                              NUTRAPHARM PTE. LTD.


                              By:  /s/ HIN HIONG KHOO
                                 -------------------------------
                              Name:  Hin Hiong Khoo
                                   -----------------------------
                              Title:  Director
                                    ----------------------------




            ATTENTION:  Intentional misstatements or
              omissions of fact constitute Federal
            criminal violations (See 18 U.S.C.  1001)

                           EXHIBIT A

                     JOINT FILING STATEMENT


     Pursuant to Rule 13d-1(k)(1), we, the undersigned, hereby express our agreement that the attached Statement on Schedule 13G is filed on behalf of each of us.


Dated:  December 30, 2008

                              /s/ HIN HIONG KHOO
                              ----------------------------------
                              Hin Hiong Khoo


                              INTERNATIONAL CHRISTIAN MISSION INC.


                              By:  /s/ HIN HIONG KHOO
                                 -------------------------------
                              Name:  Hin Hiong Khoo
                                   -----------------------------
                              Title:  Director
                                    ----------------------------


                              NATIONS CORP. LTD.


                              By:  /s/ HIN HIONG KHOO
                                 -------------------------------
                              Name:  Hin Hiong Khoo
                                   -----------------------------
                              Title:  Director
                                    ----------------------------

                              NUTRAPHARM PTE. LTD.


                              By:  /s/ HIN HIONG KHOO
                                 -------------------------------
                              Name:  Hin Hiong Khoo
                                   -----------------------------
                              Title:  Director
                                    ----------------------------